UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ZYMOGENETICS, INC.

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PRELIMINARY COPY

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of ZymoGenetics, Inc. will be held at our headquarters located at 1201 Eastlake Avenue East, Seattle, Washington 98102, on Tuesday, November 10, 2009, at 8:00 a.m., Pacific Time, for the following purpose:

To approve a one-time voluntary exchange of outstanding stock options to purchase shares of our common stock that have an exercise price per share greater than or equal to $7.90 held by our current full-time employees (including our executive officers) for a lesser number of new stock options with a lower per share exercise price. The non-employee members of our Board of Directors will not be entitled to participate in the option exchange.

The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

No other business may be transacted at the Special Meeting. Only shareholders of record at the close of business on October 7, 2009 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote in favor of the proposal outlined in the Proxy Statement.

Whether or not you can attend the Special Meeting, please read the enclosed Proxy Statement carefully. When you have done so, please vote your shares by proxy over the Internet or telephone or by mail in accordance with the instructions provided in the Proxy Statement as soon as possible. See “Information Concerning Solicitation and Voting - Voting” in the Proxy Statement for more details. Your shares will be voted in accordance with your instructions. You may attend the Special Meeting and vote in person even if you have previously voted your shares. Please note that attendance at the Special Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics, Inc.

By Order of the Board of Directors

James A. Johnson Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Seattle, Washington

October     , 2009

We intend to distribute definitive copies of the accompanying Proxy Statement and proxy card to our shareholders on or about October     , 2009.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the Special Meeting of Shareholders (the “Special Meeting”) to be held at 8:00 a.m., Pacific Time, on Tuesday, November 10, 2009, at our headquarters, which are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. ZymoGenetics intends to distribute copies of this Proxy Statement and accompanying Proxy Card to shareholders on or about October     , 2009. Unless otherwise specifically noted, “we,” “our,” “us” and similar words in this Proxy Statement refer to ZymoGenetics, Inc.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on the record date for the Special Meeting may vote. The record date for the Special Meeting is October 7, 2009. As of the record date, there were approximately 69.1 million shares of common stock issued and outstanding.

Quorum

A quorum for the Special Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Special Meeting.

Revocability of Proxies

If you submit your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Special Meeting;

•	delivering to the Secretary of ZymoGenetics before the Special Meeting a signed proxy card with a later date; or

•	attending the Special Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. The proposal will be adopted if the number of votes cast in favor of the proposal by shares entitled to vote exceeds the number of votes cast against the proposal by shares entitled to vote at the Special Meeting. While the ZymoGenetics 2001 Stock Incentive Plan does not specifically require us to seek shareholder approval for the proposal, we are subject to the rules of the NASDAQ Global Market, which require us to seek shareholder approval for the program. Registered shareholders can vote in person, by telephone, by the Internet, or by mail, as described below. Chapter 23B.07.220 of the Revised Code of Washington allows the electronic transmission of proxies to the person, firm, organization or agent who is the holder of the proxy.

Registered shareholders may cast their vote by:

•	attending and voting in person at the Special Meeting;

•	accessing the Internet website specified on the proxy card and following the instructions provided on the website;

•	calling the telephone number specified on the proxy card and voting by following the instructions provided on the phone line; or

•	completing, signing, dating and promptly mailing the proxy card in the envelope provided.

If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is submitted without any direction given, your shares will be voted “FOR” the approval of the proposal in accordance with our Board of Directors’ recommendation.

Abstentions from voting and “broker nonvotes” (i.e., shares held by a broker or nominee that are represented at the Special Meeting but with respect to which such broker or nominee is not empowered to vote on the proposal) will be counted as shares that are present and entitled to vote for purposes of determining a quorum at the Special Meeting.

Abstentions will have no impact on the outcome of the proposal because abstentions do not constitute a vote cast in favor of or against the proposal. If a broker or nominee indicates on the proxy card that it does not have discretionary authority to vote as to the proposal, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner and your broker does not receive voting instructions from you, your broker will not have discretionary authority to vote your shares on the proposal set forth in this Proxy Statement.

In the absence of contrary instructions, shares represented by proxies will be voted “FOR” the approval of the proposal set forth in this Proxy Statement.

Attendance at the Meeting

If you own shares on the record date, you may attend the Special Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares through a bank or brokerage account, you may attend the Special Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics’s common stock as of October 7, 2009, the record date. In addition, if you own shares through a bank or brokerage account, to vote your shares in person at the Special Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a legal proxy.

Solicitation of Proxies

Proxies may be solicited by certain ZymoGenetics directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

APPROVAL OF AN EMPLOYEE STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES, INCLUDING EXECUTIVE OFFICERS

Introduction

We are seeking shareholder approval of a stock option exchange program (the “program” or the “option exchange”) that would allow us to cancel out-of-the-money stock options, currently held by a majority of our employees, including those of our subsidiary, ZymoGenetics LLC, and most of our executive officers, in exchange for the grant of a lesser number of new stock options with a lower per share exercise price. Under the proposed program, ZymoGenetics employees, including executive officers, would be eligible to elect to exchange, through a written Tender Offer Statement (the “exchange offer”) to be filed with the Securities and Exchange Commission and distributed to all eligible employees upon commencement of the program, stock options with an exercise price per share greater than or equal to $7.90 for a lesser number of new stock options to be granted under the ZymoGenetics 2001 Stock Incentive Plan. The new options granted in exchange will have an exercise price per share equal to the closing price of our common stock at the time of exchange. The exchange ratios (i.e., the number of eligible options that must be surrendered in exchange for one new option within a given price grouping or tier) we establish will ensure that the new options granted within each price tier will have approximately the same fair value as the stock options surrendered. In addition, the new options will have restarted vesting schedules. The terms of the proposed option exchange are described in more detail below under “Structure of the Option Exchange.”

While the 2001 Stock Incentive Plan does not specifically require us to seek shareholder approval for the proposed option exchange, we are subject to the rules of the NASDAQ Global Market, which require shareholder approval for the program. If shareholder approval of the option exchange is not obtained we will not conduct the option exchange and currently outstanding stock options will remain outstanding and in effect in accordance with their existing terms. If the option exchange is approved by our shareholders, it will be open to all eligible employees of ZymoGenetics, including executive officers. The eligible stock options surrendered and cancelled under the program that are in excess of the stock options issued in the program will not be returned to the share reserve for the 2001 Stock Incentive Plan.

Background

We believe that stock options are a critical tool to align our employees’ interests with those of our shareholders. We have historically granted stock options to incentivize, reward and motivate our employees and to encourage them to continue their employment with us. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. Highly skilled and educated technical and managerial employees are required to successfully research, develop and commercialize our product candidates, and implement our strategic initiatives. Competition for these types of employees is intense, and many companies use equity incentives (including stock options) as a means of attracting, motivating and retaining their employees. At ZymoGenetics, stock options constitute a key part of our incentive and retention programs. Our Board of Directors believes that equity compensation promotes retention and encourages employees to act like owners of the business, motivating them to work to make our business successful and rewarding their contributions by allowing them to potentially benefit from increases in the value of our common stock.

Since our initial public offering in February 2002, the market price of our stock price has fluctuated significantly. For most of the three-year period from 2004 through 2006, the closing price of our common stock ranged between $15.00 and $25.00 per share, with an average closing price of $18.08 per share. During that same period, in keeping with our customary equity compensation practices, we granted a substantial number of stock options to new and existing employees, of which 2,862,319 remain outstanding and are held by current employees. Despite the launch of our first product in January 2008 and promising results from our pipeline of product candidates, the current trading price of our common stock remains low compared to its historical trading price. The 200-day average closing price of our common stock was $4.18 per share as of August 31, 2009 and the closing price on August 31, 2009 was $5.88 per share.

As of August 31, 2009, approximately 4,527,853, or 75%, of our outstanding vested stock options held by current employees and 1,576,884, or 31%, of our outstanding unvested stock options held by current employees have exercise prices that are equal to or greater than the minimum exercise price per share for eligible outstanding stock options, $7.90. In addition, more than 95% of our employees hold some stock options that have exercise prices that are greater than or equal to $7.90.

Our management and Board of Directors believe that these outstanding out-of-the-money stock options do not provide the incentive and retention benefits they were intended to provide because they are perceived by employees as having little or no potential value. As a result, we believe that our risk of losing key contributors is increased.

Reasons for the Option Exchange

We believe that the option exchange is in the best interests of our shareholders and ZymoGenetics and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees.

Approval of the option exchange will enable us to replace up to 6,104,737 currently outstanding stock options (as of August 31, 2009), with exercise prices at $7.90 or above, which are unlikely to motivate and retain employees and align their interests with those of our shareholders in the manner intended at the time of their initial grant. Further, we believe that the option exchange will encourage long-term employee retention because the new stock options will vest over a two-year period if the eligible stock options surrendered are fully vested or a three-year period if the eligible stock options surrendered are not fully vested, in each case subject to a one-year vesting cliff. Moreover, we believe that the option exchange will significantly improve employee morale, which was negatively impacted by the corporate restructuring we announced on April 29, 2009, which included a reduction of approximately one-third of our workforce.

We also believe the option exchange will allow us to recapture value from compensation costs that we incur for outstanding out-of-the-money stock options that do not currently motivate our employees in a way that is proportionate to their cost. Even though out-of-the-money stock options are not likely to be exercised in the near term, if at all, because they have exercise prices that are substantially higher than our current stock price, we are required to record stock-based compensation expense through the end of such stock options’ respective vesting periods. By replacing these significantly out-of-the-money stock options that we believe have little or no retentive or incentive value with a lesser number of new stock options with an approximately equivalent accounting value, we believe that the retentive and incentive values of such equity awards will be more consistent with their associated expense.

In addition, these outstanding out-of-the-money stock options are part of our existing “overhang” (i.e., outstanding equity awards plus equity awards available for grant divided by the total number of shares of our common stock outstanding) and may be viewed by investors as dilutive of our shareholders’ interests because they are potentially issuable securities for up to their full term despite the fact that they are not likely to be exercised in the near term, if at all, for the reasons described above. The option exchange should allow us to meaningfully reduce this overhang of stock options that we believe no longer serve to incentivize and motivate our employees. Reducing the overhang also facilitates our ability to grant equity awards in the future at levels necessary to effectively incentivize and motivate our employees.

Alternatives Considered

We retained an independent compensation consultant, Radford Surveys and Consulting, to assist us and the Compensation Committee of the Board of Directors in evaluating how best to incentivize and retain key employees holding significantly out-of-the-money stock options. Prior to recommending the proposed option exchange to the Board of Directors, the Compensation Committee considered several alternatives, including:

•

Exchanging stock options for stock options with lower exercise prices. The Compensation Committee considered and believed that granting new stock options to employees with significantly out-of-the money stock options would provide renewed incentives and motivation for our workforce broadly across the organization, while providing a strong retention element with the new vesting periods for the stock options granted under the program.

•

Exchanging stock options for restricted stock units. The Compensation Committee considered implementing a program to exchange significantly out-of-the-money stock options for restricted stock units. However, the Compensation Committee believed that exchanging stock options for stock options would be more consistent with our current equity award practices.

•

Exchanging stock options for cash. The Compensation Committee decided not to implement a program to exchange significantly out-of-the-money stock options for cash because it believed that such an exchange would not be a prudent use of our cash resources and that cash awards would not serve to incentivize or retain employees, which are the two main objectives of our current equity incentive program.

•

Granting additional equity awards. The Compensation Committee decided that it would not be possible to grant additional equity awards at levels adequate to incentivize and retain key employees with significantly out-of-the-money stock options due to the resulting increase in the overhang and potential dilution from exercise of the additional awards granted.

Structure of the Proposed Option Exchange

Timing

We have not commenced the option exchange and will not do so unless our shareholders approve of the program at the Special Meeting. If we receive shareholder approval of the program, the program may commence at a time determined by us, with terms expected to be materially similar to those described in this proposal. However, even if shareholders approve the program, the Board of Directors may still later determine not to implement the program. We currently expect to commence the program as promptly as practicable following approval of this proposal by our shareholders. If we do not commence the program within twelve months of shareholder approval at the Special Meeting, we will not commence the program without again seeking and receiving shareholder approval.

Employees who are offered the opportunity to participate in the option exchange will be given at least 20 business days from the commencement of the exchange offer to decide whether to make an election to surrender their outstanding eligible stock options for cancellation, on a grant-by-grant basis, in exchange for new stock options, as described below. All eligible stock options that are surrendered for exchange in excess of the new stock options issued in the program would be cancelled at the close of the exchange offer and new stock options would be granted under the 2001 Stock Incentive Plan on the trading date after the expiration of the exchange offer. Surrendered stock options in excess of the stock options issued in the program will be retired and therefore will not be available for grant under the Amended and Restated 2000 Stock Incentive Plan or the 2001 Stock Incentive Plan, as the case may be.

Eligibility

If approved, the program will be open to all full-time employees of ZymoGenetics on the date the program commences, including our executive officers. For information about the interests of our executive officers, see

“Benefits of the Option Exchange Program to Executive Officers.” The program will not be available to the non-employee members of our Board of Directors. The program also will not be available to any former employees. If an optionee is no longer an employee with ZymoGenetics for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her stock options for exchange in the exchange offer, such employee will not be able to participate in the program. Stock options must have an exercise price greater than or equal to $7.90 per share in order to be eligible for the program. Participation in the program will be voluntary. Eligible participants will be permitted to exchange their eligible stock options on a grant-by-grant basis.

If you are an employee of ZymoGenetics, a vote in favor of this proposal does not constitute an election to participate in the program.

Exchange Ratio

Employees who participate in the program will receive a new stock option to purchase a lesser number of shares for each eligible stock option surrendered in exchange. Based upon assumptions and various calculations described in more detail below, we expect the ratio at which shares subject to eligible stock options will be exchanged for shares subject to new stock options to range from 1.25 for 1 to 2.5 for 1, depending on the exercise price of the eligible stock option as set forth in more detail in the table below.

The actual exchange ratios will be determined by the Board of Directors shortly before the start of the option exchange and will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratios are intended to result in the grant of replacement stock options for each grouping that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the cancelled stock options they replace as of the date of the exchange offer. The fair value of the options will be determined using the Black Scholes option valuation model, which we believe is the most appropriate method for determining the estimated fair value of all our equity awards.

Although the exchange ratios cannot be determined until immediately prior to the commencement of the option exchange, we have, for purposes of illustration only, shown in the table below, exchange ratios and price tiers based on an assumed trading price for our common stock of $6.00 and data available as of August 31, 2009.

If the Exercise Price of an Eligible Stock Option is:	The Exchange Ratio is:
$7.90-9.79, then	1.25-for-1
$9.80-16.62, then	1.75-for-1
Greater than or equal to $16.63, then	2.50-for-1

When the exchange ratio is applied to the eligible stock options surrendered in the program, we will round down to the nearest whole number of shares so that all new stock options will be for a whole number of shares.

For example, if an employee surrenders an eligible option to purchase 2,000 shares with an exercise price of $10.00 per share, that employee would receive a new stock option to purchase 1,142 shares (that is, 2,000 divided by 1.75, with the result rounded down to the nearest whole number, or 1,142).

The exchange ratios and price tiers shown in the table above were designed to result in the grant of new stock options with a fair value for financial accounting purposes approximately equal to the fair value of the stock options surrendered in the option exchange. We calculated the fair value of the eligible stock options using the Black Scholes option valuation model. For this purpose, we used the following factors: (i) original exercise price, (ii) assumed value of $6.00 per share of our common stock, (iii) expected volatility of our common stock of 55.87%, (iv) expected term calculated using the relationship between the remaining contractual life of the stock option and the price of the stock option as compared to the current assumed value of our common stock, (v) risk-free rates between 0.70% and 2.84% (depending on the term of the stock option), and (vi) no expected dividends.

We then established the three exchange ratios set forth above based on the average Black Scholes value of the eligible stock options having exercise prices within a specified range for each ratio, compared to the Black Scholes value of one share of our common stock underlying a stock option to be issued in the option exchange.

The following table summarizes information regarding the stock options eligible for exchange in the program, as of August 31, 2009:

Exercise Price of Eligible Stock Options	Number of Shares Underlying Eligible Stock Options	Weighted Average Price of Eligible Stock Options	Weighted Average Remaining Term of Eligible Stock Options (Years)	Exchange Ratio	Maximum Number of New Stock Options that May be Granted Upon Surrender of Eligible Stock Options
Greater than or equal to $7.90 per share, but less than $9.79 per share	969,877	$8.98	8.14	1.25 to 1	775,902
Greater than or equal to $9.80 per share, but less than $16.62 per share	2,762,076	$13.57	6.59	1.75 to 1	1,578,329
Greater than or equal to $16.63	2,372,784	$19.39	5.71	2.50 to 1	949,114

Total:	6,104,737				3,303,345

If the market price of our common stock prior to the commencement of the option exchange has increased or decreased such that the exchange ratios and price tiers set forth above would no longer result in the grant of new stock options with an aggregate fair value for financial accounting purposes approximately equal to the aggregate fair value of the stock options eligible for exchange, the Board of Directors will have the discretion to adjust the exchange ratios and price tiers accordingly, and approval of the program includes approval of the exercise of that discretion.

Exercise Price of New Stock Options

All new stock options will be granted with an exercise price equal to the closing price of our common stock on the date of the grant, which will be the trading day immediately following expiration of the exchange offer.

Vesting of New Stock Options

There are two potential vesting schedules for the new stock options issued in the program. New stock options issued in exchange for wholly or partly unvested stock options would vest on a three-year schedule, with one-third of the shares subject to the stock option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a quarterly basis over the next two years. New stock options issued in exchange for fully vested stock options would vest on a two-year schedule, with 50% of the shares subject to the stock option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a quarterly basis over the next year. The continued vesting of the new stock options is subject to continued employment of the recipient with ZymoGenetics.

Term of New Stock Options

The new stock options will have a seven-year term, measured from the date of grant, as compared to the original ten-year term for currently outstanding stock options.

Other Terms and Conditions of New Stock Options

The other terms and conditions of the new stock options will be set forth in a stock option agreement to be entered into as of the new stock option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible stock options. All new stock options will be non-qualified stock options granted under our 2001 Stock Incentive Plan, regardless of the tax status of the eligible stock options tendered for exchange.

U.S. Federal Income Tax Consequences

The exchange of stock options pursuant to the option exchange should be treated as a non-taxable exchange and ZymoGenetics and participating employees should recognize no income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the option exchange will be non-qualified stock options for U.S. federal income tax purposes.

The foregoing is only a summary of the effect of federal income taxation on the option exchange. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not purport to be complete, and does not discuss the provisions of the income tax laws of any municipality or state in which eligible employees may reside.

Accounting Impact

Under SFAS 123(R), the exchange of stock options under the option exchange is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered stock options, as well as the incremental compensation cost of the replacement stock options granted in the exchange, ratably over the vesting period of the replacement stock options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement stock option granted to employees in exchange for surrendered eligible stock options, measured as of the last day of the exchange offer, over the fair value of the surrendered eligible stock options in exchange for the replacement stock options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of the eligible stock options being surrendered within each price tier being approximately equal to the fair value of the stock options replacing them, we do not expect to recognize more than $1.0 million in incremental compensation expense for financial reporting purposes as a result of the exchange program. However, we might incur additional compensation expense as a result of a change in the market price of our common stock from the launch to the closing of the exchange offer. In the event that any of the replacement stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement stock options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered stock options which would have been recognized under the original vesting schedule.

Benefits of the Option Exchange Program to Executive Officers

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many stock options any particular group of employees will elect to exchange, nor the number of replacement stock options that we may grant. However, for purposes of illustration only, the following table indicates the number of shares subject to eligible outstanding stock options held, as of August 31, 2009, by each of our executive officers and all non-executive officer employees as a group and the number of shares subject to replacement stock options that they may receive assuming that: (1) each executive officer and employee decides to exchange all of his or her eligible stock options, (2) the minimum exercise price per share for eligible outstanding stock options is $7.90, and (3) the closing price of our common stock on the date of exchange is $5.88, which was the closing price of our common stock on August 31, 2009.

Name and Position	Number of Shares	Weighted Average Per Share Exercise Price	Weighted Average Remaining Life (in years)	New Stock Option Exercise Price	Hypothetical Number of Shares Underlying New Stock Options that May be Granted Based on Specified Assumptions
Douglas E. Williams, Ph.D.	593,674	$16.39	6.47	$5.88	280,070
Chief Executive Officer

Stephen W. Zaruby	—	—	—	—	—
President

James A. Johnson	287,574	$15.63	6.24	$5.88	141,987
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Heather L. Franklin	88,879	$15.36	6.53	$5.88	50,617
Senior Vice President, Business Development

Darren R. Hamby	105,162	$15.39	6.91	$5.88	52,887
Senior Vice President, Human Resources

Eleanor L. Ramos, M.D.	57,500	$14.33	7.49	$5.88	34,571
Senior Vice President, Chief Medical Officer

Dennis M. Miller, Ph.D.	61,500	$15.41	6.73	$5.88	35,486
Senior Vice President, Research and Preclinical Development

Executive group	1,194,289	$15.89	6.52	$5.88	595,618

Non-executive officer employee group	4,910,488	$14.91	6.48	$5.88	2,707,727

The non-employee members of our Board of Directors are not eligible to participate in the option exchange and, therefore, do not hold eligible stock options and are not reflected in the table above. As of October 8, 2009, the closing price for a share of our common stock was $5.98, as reported on the NASDAQ Global Select Market.

Effect on Shareholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create shareholder value and avoid the added expense and share dilution that normally results from supplemental grants of new stock options. The option exchange will also have the effect of reducing our overhang. See also “Structure of the Proposed Option Exchange—Accounting Impact” above.

Effect on the 2001 Stock Incentive Plan

Because the surrendered stock options would not be available for future grant under the 2001 Stock Incentive Plan, we anticipate that immediately after the completion of the option exchange, there would remain approximately 5.9 million shares of common stock available for future grant under the 2001 Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED STOCK OPTION EXCHANGE PROGRAM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 31, 2009 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of our common stock;

•	each director of ZymoGenetics;

•	each executive officer for whom compensation information is given in the Summary Compensation Table for fiscal year 2008 in Appendix A of this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	31.5%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	9,387,559	13.6
Deerfield Capital, L.P. (5) 780 Third Avenue New York, NY 10017	8,285,736	11.7
BB Biotech AG (6) Vodergasse 3 Switzerland Schaffhausen V8 CH-8300	4,000,000	5.8
Wellington Management Company, LLP (7) 75 State Street Boston, MA 02109	3,627,901	5.3
Bruce L.A. Carter, Ph.D. (8)	1,754,345	2.5
James A. Harper (9)	63,000	*
Judith A. Hemberger, Ph.D. (10)	44,000	*
David I. Hirsh, Ph.D. (11)	95,555	*
Jonathan S. Leff (12)	9,454,214	13.7
David H. MacCallum (13)	61,500	*
Kurt Anker Nielsen (14)	69,655	*
Edward E. Penhoet, Ph.D. (15)	210,655	*
Lars Rebien Sørensen (16)	21,826,516	31.6
Douglas E. Williams, Ph.D. (17)	475,617	*
Michael J. Dwyer (18)	143,875	*
James A. Johnson (19)	467,101	*
Nicole Onetto, M.D. (20)	214,448	*
Directors and executive officers as a group (16 persons) (21)	34,772,359	48.0

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to stock options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the stock options but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Based on a total of 69,079,110 shares of common stock outstanding as of August 31, 2009.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.
(4)	The information provided in this footnote is based on information contained in a Schedule 13D filed with the Commission on March 11, 2008 by a “group” (as such term is defined within the meaning of Rule 13d-1 of the Exchange Act) consisting of: Warburg, Pincus Equity Partners, L.P. (“WPEP”), Warburg Pincus & Co. (“WP”), Warburg Pincus LLC (“WP LLC”), Warburg Pincus Partners, LLC (“WPP LLC”), Charles R. Kaye (“Kaye”), and Joseph P. Landy (“Landy” and collectively with the other members of this “group”, the “Warburg Entities”). WPEP, WP, WP LLC, WPP LLC, Kaye, and Landy have shared voting and dispositive power with respect to the referenced shares. Each of WP, WP LLC, WPP LLC, Kaye, and Landy disclaims beneficial ownership of the referenced shares.
(5)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 13, 2009 by James E. Flynn (“Flynn”), Deerfield Capital, L.P. (“DC”), Deerfield Partners, L.P. (“DP”), Deerfield Management Company, L.P. (“DMC”), Deerfield International Limited (“DIL”), Deerfield Private Design Fund, L.P. (“DPDF”), and Deerfield Private Design International, L.P. (“DPDI”). Pursuant to the filing, Flynn reports that he had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 8,285,736 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 3,276,747 shares (including warrants held by DPDF and DPDI to purchase up to an aggregate of 1,500,000 shares of common stock). Pursuant to the filing, DP reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 1,776,747 shares. Pursuant to the filing, DMC reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 5,008,989 shares. Pursuant to the filing, DIL reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 5,008,989 shares. Pursuant to the filing, DPDF reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 574,500 shares (consisting of warrants held by DPDF to purchase up to an aggregate of 574,500 shares of common stock). Pursuant to the filing, DPDI reports that it had shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of 925,500 shares (consisting of warrants held by DPDI to purchase up to an aggregate of 925,500 shares of common stock). The provisions of the DPDF and DPDI warrants beneficially owned by the reporting persons as referenced above restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” under the Exchange Act would exceed 9.98% of the total number of shares of ZymoGenetics then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares reported above, each of the applicable reporting persons referenced in this note 7 disclaims beneficial ownership of the shares underlying such warrants to the extent beneficial ownership of such shares would cause all reporting persons of such a group, in the aggregate, to exceed the Ownership Cap.
(6)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 11, 2009 by BB Biotech AG (“BBB”) and Biotech Target N.V. (“BT”). BBB and BT have shared voting and dispositive power with respect to the referenced shares.
(7)	The information provided in this footnote is based on information contained in a Schedule 13G, as amended, filed with the Commission on February 17, 2009 by Wellington Management Company, LLP (“WMC”). WMC, in its capacity as investment advisor, may be deemed to beneficially own 3,627,901 shares which are held of record by clients of WMC. WMC holds shared voting power with respect to 3,412,801 of the referenced shares and shared dispositive power with respect to 3,627,901 of the referenced shares.
(8)	The amount shown includes 1,596,196 shares subject to stock options exercisable within 60 days of August 31, 2009.

(9)	The amount shown includes 59,000 shares subject to stock options exercisable within 60 days of August 31, 2009.
(10)	The amount shown includes 44,000 shares subject to stock options exercisable within 60 days of August 31, 2009.
(11)	David I. Hirsh, Ph.D. is a director designee of the Warburg Entities. The amount shown includes 66,655 shares subject to stock options exercisable within 60 days of August 31, 2009.
(12)	Jonathan S. Leff is a director designee of the Warburg Entities, a general partner of WP and a managing director and member of WP LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Entities. 9,387,559 of the referenced shares are included because of Mr. Leff’s affiliation with the Warburg Entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Entities except to the extent of his proportionate ownership of the Warburg Entities, if any. The amount shown also includes 66,655 shares subject to stock options exercisable within 60 days of August 31, 2009.
(13)	The amount shown includes 51,500 shares subject to stock options exercisable within 60 days of August 31, 2009.
(14)	Kurt Anker Nielsen is a director designee of Novo Nordisk A/S. The amount shown includes 66,655 shares subject to stock options exercisable within 60 days of August 31, 2009.
(15)	The amount shown includes 210,655 shares subject to stock options exercisable within 60 days of August 31, 2009.
(16)	Lars Rebien Sørensen, a director designee of Novo Nordisk A/S, is the President and Chief Executive Officer of Novo Nordisk A/S and may be deemed to have shared voting and investment power with respect to the shares held by Novo A/S and Novo Nordisk Biotech Holdings, Inc. (the “Novo Entities”). Mr. Sørensen disclaims beneficial ownership of the shares held by Novo Entities. The amount shown also includes 66,655 shares subject to stock options exercisable within 60 days of August 31, 2009.
(17)	The amount shown includes 471,017 shares subject to stock options exercisable within 60 days of August 31, 2009.
(18)	Mr. Dwyer’s employment with us terminated on March 5, 2009. The amount shown is Mr. Dwyer’s beneficial ownership as of March 31, 2009, the most recent date such information is available.
(19)	The amount shown includes 441,082 shares subject to stock options exercisable within 60 days of August 31, 2009.
(20)	Dr. Onetto’s employment with us terminated on July 31, 2009. The amount shown is Dr. Onetto’s beneficial ownership as of March 31, 2009, the most recent date such information is available.
(21)	The amount shown includes 3,384,049 shares subject to stock options exercisable within 60 days of August 31, 2009.

EXECUTIVE COMPENSATION

We have included historical information about the compensation of our directors and our named executive officers for fiscal year 2008 in Appendix A to this proxy statement. This information was originally included in our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2009, and has not been updated.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

While the Special Meeting will relate solely to the proposal described in this proxy statement, under the Securities and Exchange Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Pursuant to our bylaws, shareholders that intend to present a proposal at the ZymoGenetics 2010 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than December 29, 2009 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2010 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 12, 2010 and not later than April 11, 2010. However, if the date of the 2010 Annual Meeting is earlier than May 11, 2010 or later than July 10, 2010, notice of a proposal other than relating to the nomination of directors must be received by ZymoGenetics by the later of the 90th day prior to the 2010 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2010 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2010 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2010 Annual Meeting because there are other relevant requirements in the Securities and Exchange Commission’s proxy rules.

OTHER MATTERS

No other business may be transacted at the Special Meeting. Under our bylaws, only such business as is specified in the notice of the special meeting may come before a special meeting.

Whether or not you expect to attend the Special Meeting, please ensure that your shares are represented at the Special Meeting by:

•	attending and voting in person at the Special Meeting;

•	accessing the Internet website specified on the proxy card and following the instructions provided on the website;

•	calling the telephone number specified on the proxy card and voting by following the instructions provided on the phone line; or

•	completing, signing, dating and promptly mailing the proxy card in the envelope provided.

APPENDIX A: EXECUTIVE AND DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

The compensation information contained in this Appendix A was originally included in our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2009, and has not been updated. It is being included in the proxy statement to which it is attached pursuant to the requirements of Item 8 of Schedule 14A, as promulgated under the Securities and Exchange Act of 1934, as amended.

The following is a discussion and analysis of our executive compensation program and describes the compensation earned in 2008 by each of the named executive officers identified in the Summary Compensation Table below.

Compensation Discussion and Analysis

Objectives and Components

The objectives of our executive compensation program are to:

•	attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives;

•	retain and motivate executives to achieve superior performance;

•	link individual compensation to individual and company performance; and

•	align executives’ financial interests with those of our shareholders.

The components of our executive compensation program are:

•	base salaries;

•	annual incentives in the form of cash bonuses; and

•	long-term incentives in the form of stock option grants.

Total Compensation

Our executive compensation program has been designed to encourage and reward performance that we believe will increase our intrinsic value over the long term. Until the launch of RECOTHROM® recombinant thrombin in early 2008, we had no product sales and our commercial operations were limited. Accordingly, advancement of our product development programs toward approval by the United States Food and Drug Administration (“FDA”) and commercialization had represented the best way to build value for shareholders. With sales of RECOTHROM becoming important to the company’s performance in 2008, we have increased the emphasis on commercial accomplishments, such as achieving sales budget, building sufficient inventory to support sales ramp-up, enabling filing by Bayer for European Union regulatory approval and executing line extension pre-development plans.

We have included three components in our compensation structure, namely base salaries, cash bonuses and stock option grants, to be competitive with other companies in our industry. We would be unusual if we were not to offer all three of these components. Not only are these components important for recruiting executives, they are also important for retaining them.

We have never viewed the total value of the three components as the appropriate amount for benchmarking with other companies. For companies like ours, without an established commercial business, stock options are highly speculative. Unless we are able to gain approval for additional products and ultimately generate significant sales and potential profits, these stock options are unlikely to have substantial value over the long term. We believe that stock options must be viewed and benchmarked independently from the two elements of cash compensation. Accordingly, we make no decisions regarding allocation of total compensation between cash and non-cash; we benchmark each separately and set each at levels we believe will be competitive.

Determining Executive Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market and our pay philosophy, and approving the material terms of executive compensation arrangements. The compensation committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation. Bruce L.A. Carter, Ph.D. was our Chief Executive Officer until his retirement in January 2009, when Douglas E. Williams, Ph.D., formerly our President, took over the position.

With respect to the other named executive officers, the compensation committee considers our Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The Chief Executive Officer’s recommendations on executive officer compensation are subject to the final approval of the compensation committee.

Management and the compensation committee rely upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess emerging trends in executive and equity compensation. Generally, the compensation committee retains an independent consultant to perform such an assessment every two years. During 2007, the compensation committee engaged Radford Surveys and Consulting, as described below under the heading “Benchmarking.”

Benchmarking

In setting 2008 executive compensation levels, the company relied on compensation statistics from various sources, including the 2007 edition of the Radford Global Life Sciences Survey.

In 2007, the compensation committee retained Radford Surveys and Consulting to review the company’s executive compensation program. In completing their 2007 review, the consultants reviewed executive compensation data gathered from the most recent proxy statements of 22 U.S.-based biotechnology companies having the following characteristics:

•	Either in late-stage clinical trials or the earlier stages of product launch (i.e., product revenues of less than $200 million);

•	Market capitalization between $500 million and $2 billion; and

•	Between 200 and 800 employees.

The 22 companies in the peer group were:

Alexion Pharmaceuticals Inc.	Exelixis Inc.	Progenics Pharmaceuticals Inc.

Arena Pharmaceuticals Inc.	GTx, Inc.	Regeneron Pharmaceuticals Inc.

Array Biopharma Inc.	Human Genome Sciences Inc.	Savient Pharmaceuticals Inc.

Auxilium Pharmaceuticals Inc.	InterMune Inc.	Theravance Inc.

BioMarin Pharmaceutical Inc.	MannKind Corporation	United Therapeutics Corporation

Cubist Pharmaceuticals, Inc.	Medarex Inc.	ViroPharma Incorporated

CV Therapeutics, Inc.	Myriad Genetics Inc.	Xenoport, Inc.

Onyx Pharmaceuticals Inc.

The compensation committee used the findings of the consultant as a component in establishing executive compensation levels in 2008. At the conclusion of their 2007 review, the consultant made three principal recommendations in connection with executive compensation, namely, the target level for annual incentive awards, the target level for long-term incentive awards and the introduction of restricted stock grants as a part of our executive compensation program. The compensation committee adopted the first two recommendations of the consultant but not the third.

Base Salaries

We seek to establish base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives. We believe that we compete with these companies for qualified executives.

We base a named executive officer’s salary on:

•	an evaluation of salaries of individuals in similar positions in the biotechnology industry; and

•	an evaluation of the executive’s experience, scope of responsibilities and performance in achieving specific objectives.

We conduct these evaluations sequentially. First, we establish a salary range for each named executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry and a range from 37.5% below to 37.5% above the midpoint. The midpoint is determined annually using the benchmarking described above. Secondly, we fix each named executive officer’s actual base salary within the range based on his or her experience, scope of responsibilities and performance in achieving specific objectives. Each of these evaluations is performed annually for each named executive officer.

For 2008 salaries, annual base salary reviews for all our named executive officers other than our Chief Executive Officer, then Dr. Carter, were conducted in conjunction with our company-wide performance management process. The compensation committee authorized an increase to the base salaries of executive officers up to a pool of 4% of the total salaries payable to our executive officers as of the end of 2007, based on the increase in the cost of living. However, our Chief Executive Officer retained general discretion to adjust base salaries of individual executive officers by a different amount as long as the total increases did not exceed the 4% pool. The base salaries for the named executive officers identified in the Summary Compensation Table were each increased by 4%, except in the case of Dr. Onetto. Dr. Onetto’s base salary was increased by 5% based on the achievement of her individual goals. In addition, Dr. Carter’s employment contract entitled him to an increase of 4.8% based on the consumer price index. However, Dr. Carter voluntarily agreed to reduce the adjustment to 4%. In light of current economic conditions, the base salaries for executive officers were not increased for 2009 except in the case of Dr. Williams, in connection with his promotion to Chief Executive Officer in January 2009.

The base salary for each named executive officer identified in the Summary Compensation Table is subject to a minimum amount pursuant to an employment agreement. These minimum amounts are: for Dr. Carter, $583,167 (through his retirement as Chief Executive Officer in January 2009); for Dr. Williams, $483,600; for Mr. Johnson, $369,200; for Dr. Onetto, $375,291; and for Mr. Dwyer, $295,296. The minimum amount for Dr. Williams was increased to $550,000 in connection with his promotion to Chief Executive Officer in January 2009.

Annual Incentives

We seek to structure annual incentives to encourage named executive officers to focus on achieving important near-term business objectives. These objectives take the form of both corporate and individual goals. As part of the process of establishing our operating plan for the coming year, executive management identifies the goals most important to building our value and advancing toward our long-term business objectives. These corporate goals are then submitted to the board of directors for approval with regard to corporate strategy and separately to the compensation committee for approval as the basis for incentive compensation.

Named executive officers are eligible for annual incentive awards, paid in the form of a cash bonus, based on the accomplishment of corporate goals and other important contributions to our performance for the year. For 2008, our corporate goals covered the following specific accomplishments and were given the following weights:

•

RECOTHROM (40% weight) – execute plan to achieve sales budget; build sufficient inventory to support sales ramp-up; enable filing by Bayer for EU regulatory approval; and execute line extension pre-development plans.

•

Atacicept (10% weight) – achieve patient enrollment target in lupus nephritis registration study; complete enrollment in Phase 2 rheumatoid arthritis studies; and initiate studies in general SLE and multiple sclerosis.

•	IL-21 (10% weight) – complete enrollment in Phase 2 Nexavar® combination study and Phase 2 metastatic melanoma single-agent study.

•

PEG-interferon lambda (10% weight) – complete single agent dose escalation (Part 1) of Phase 1b study in patients with chronic hepatitis C infection; initiate Part 2 of study in combination with ribavirin.

•

Business development, alliance management and legal (10% weight) – restructure atacicept agreement with Merck Serono; complete PEG-Interferon lambda partnering transaction; and complete license of Ig fusion patents to Bristol-Myers Squibb.

•

Research (10% weight) – submit IND application for IL-17RC; manufacture IL-21 mAb for toxicology studies and initiate production for clinical trial material; advance two designated bi-specific molecules to lead development stage; and hire new head of research.

•	Financial (10% weight) – meet the budgeted net loss and net cash usage; and complete a financing transaction to result in sufficient cash and investments to support company operations for two years.

With regard to our Chief Executive Officer in 2008, Dr. Carter, and our President in 2008, Dr. Williams, 100% of their annual incentive award is based on actual company achievement of these corporate performance goals. With regard to each other named executive officer, 60% of his or her annual incentive award is determined based on actual company achievement of the corporate performance goals and the remaining 40% is based on actual individual achievement of a series of individualized performance goals related to his or her area of responsibility. A named executive officer’s individual goals are supportive of the corporate goals. This 60/40 (corporate/individual) formula reflects the compensation committee’s view that for annual incentive awards both the company and the named executive officer must be performing well. Each named executive officer has a minimum of five and a maximum of eight goals for his or her respective area of responsibility. Within each named executive officer’s goals there is generally a range of difficulty such that there is a reasonable expectation that certain goals will be achieved while other goals will be dependent on superior or exceptional performance. Our Chief Executive Officer reports to the compensation committee regarding the performance of each executive officer toward his or her goals. At the same time, the compensation committee assesses corporate goal achievement. Based on these evaluations, the committee determines and approves the incentive amounts to be paid to each named executive officer.

The compensation committee established the following payout ranges for 2008 annual incentive awards based on base salaries in effect as of the end of that year, as adjusted on February 1, 2008:

	Percentage of Base Salary
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	50%	75%
President (Dr. Williams)	50%	75%
Executive Vice President (Mr. Johnson)	40%	55%
Senior Vice President (Mr. Dwyer and Dr. Onetto)	35%	50%

In determining the foregoing payout ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in their proxy statements) and performed the other benchmarking described above under the heading “Benchmarking.” The survey data provided by Radford Surveys and Consulting showed average annual incentive awards as a percentage of base salary as follows: Chief Executive Officer, 61%; President, 36%; Chief Scientific Officer, 49%; Chief Financial Officer, 36%; Chief Medical Officer, 40%; and Top Sales Executive, 47%.

Based on the compensation committee’s assessment of our company performance compared to corporate goals and, other than for our Chief Executive Officer and President, each named executive officer’s performance compared to individual goals, a percentage of overall target level is determined using the 60/40 formula described above. 100% of the target level for corporate goals is awarded in cases where we met all goals and 100% of the target level for individual goals is awarded in cases where the executive has met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have made an incentive award at the maximum level only once before. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum annual incentive award and a named executive officer might not receive any annual incentive award. Notwithstanding the forgoing, the compensation committee retains a general discretion to make an award of more or less than that determined by the 60/40 formula described above to take account of unforeseen or special circumstances.

We failed to achieve several of our corporate goals in 2008, including the most heavily weighted corporate goal, which related to the launch of RECOTHROM. The compensation committee awarded some credit for certain corporate goals that were not fully achieved due to the economic conditions that prevailed in 2008 that made their achievement significantly more difficult. For example, although we completed a financing transaction in 2008, it did not fully achieve the relevant goal. However, the compensation committee awarded 50% credit for achieving such goal. On the other hand, the compensation committee determined that we exceeded our corporate goals relating to business development and alliance management. Overall, the compensation committee concluded that, on balance, our 2008 corporate performance was below expectations and that the level of achievement of our corporate goals was 58%. All of the named executive officers identified below achieved his or her less challenging individual goals with many of them achieving certain of their individual goals that were considered more difficult to achieve or “stretch” goals.

For 2008, annual incentive awards were paid to the named executive officers in early 2009 based on the percentages of target amount set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)
Bruce L.A. Carter, Ph.D.	58%	Not Applicable	58%
Douglas E. Williams, Ph.D.	58%	Not Applicable	58%
James A. Johnson	58%	95%	73%
Nicole Onetto, M.D.	58%	95%	73%
Michael J. Dwyer	58%	0%	35%

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 100% and, in the case of all other named executive officers, 60%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 40%.

The actual amount of annual incentive awards payable to each named executive officer for 2008 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards, which consist of stock option grants, are a fundamental element in our executive compensation program. We believe that stock options are an effective way to emphasize long-term company performance, rewarding named executive officers for the creation of value on the same basis as our shareholders.

A named executive officer typically receives a sizeable stock option grant when he or she joins the company or receives a significant promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered using the benchmarking described above.

Named executive officers also are eligible for annual stock option grants based on the achievement of the same individual and corporate goals that form the basis for the annual cash incentives. As with annual incentives, the long-term incentive awards to our Chief Executive Officer and President are based entirely on overall company performance toward the corporate goals. For the other named executive officers, 20% of the long-term incentive award is determined based on actual company achievement of corporate performance goals and the remaining 80% is based on actual achievement of individualized performance goals related to his or her area of responsibility. This 80/20 (individual/corporate) formula reflects the compensation committee’s view that individual performance is more significant in determining the size of a long-term incentive award because company performance, reflected through stock performance, is already factored into such an award by its nature. The compensation committee established the following ranges for annual stock option grants for 2008, which are set forth in the Grants of Plan-Based Awards Table:

	Number of Shares Granted
Name	Target	Maximum
Chief Executive Officer (Dr. Carter)	150,000	225,000
President (Dr. Williams)	100,000	150,000
Executive Vice President (Mr. Johnson)	60,000	80,000
Senior Vice President (Mr. Dwyer and Dr. Onetto)	45,000	60,000

In determining the foregoing ranges, the compensation committee reviewed data from 22 similarly sized U.S. biotechnology companies (as reported in proxy statements) as described above under the heading “Benchmarking” and considered the foregoing ranges to be competitive.

In order to serve the intended purpose of encouraging retention, the compensation committee determined to apply the range for Chief Executive Officer to the stock options granted to Dr. Williams in January 2009 (following Dr. Williams’ appointment as Chief Executive Officer) for performance in 2008 even though he had served as President during 2008.

A percentage of target level is determined for each named executive officer based on the compensation committee’s assessment of our overall performance and, other than for our Chief Executive Officer and President, each named executive officer’s individual performance compared to individual goals. 100% of the target level for corporate goals is awarded in cases where we had met all goals and 100% of the target level for individual goals is awarded in cases where the executive had met all his or her individual goals. Target levels may be exceeded to reward exceptional performance beyond expectations at the corporate or individual level. However, we have made an incentive award at the maximum level only once before. If goals are not achieved at the corporate or individual level, a percentage below 100% of target is awarded at the relevant level. There is no guaranteed minimum incentive award and a named executive officer might not receive any long-term incentive award. Notwithstanding the forgoing, the compensation committee retains general discretion to make an award of more or less than that determined by the 80/20 formula described above to take account of unforeseen or special circumstances.

As described above with respect to annual incentive awards, the compensation committee concluded that, on balance, our 2008 performance was below expectations and that the level of achievement of our corporate goals was 58%. Stock option grants to the named executive officers for 2008 were awarded in January 2009 based on the percentages set forth in the table below.

Name	Percentage of Corporate Goals Achieved	Percentage of Individual Goals Achieved	Overall Percentage of Target Amount (1)	Number of Shares Subject to Long-term Incentive Award
Bruce L.A. Carter, Ph.D. (2)	58%	Not Applicable	Not Applicable	—
Douglas E. Williams, Ph.D.	58%	Not Applicable	58%	87,000
James A. Johnson	58%	95%	88%	52,560
Nicole Onetto, M.D.	58%	95%	88%	39,420
Michael J. Dwyer	58%	0%	12%	5,220

(1)	In determining the overall percentage of target amount, corporate goals bear a weight of, in the case of Dr. Williams, 100% and, in the case of all other named executive officers (except Dr. Carter), 20%, and individual goals bear a weight of, in the case of Dr. Carter and Dr. Williams, 0% and, in the case of all other named executive officers, 80%.
(2)	Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.

In connection with Dr. Williams’ promotion to Chief Executive Officer effective January 2, 2009, Dr. Williams was granted a stock option for 500,000 shares on November 18, 2008, which option vests 1/4th on the anniversary date of his promotion to Chief Executive Officer and then in equal quarterly installments thereafter so that the option is fully vested four years after his promotion to Chief Executive Officer. In determining the size of the award, the compensation committee considered the survey data described above under the heading “Benchmarking” and exercised its general discretion in order that the award would serve the intended purpose of encouraging retention.

The compensation committee approves all stock option grants to the named executive officers. In previous years, annual stock option grants to the named executive officers were awarded at the compensation committee meeting at which annual executive compensation decisions were made, generally in early January. In 2009, the compensation committee changed this policy to align the dates on which annual stock option grants were awarded to named executive officers and all other employees. As a result, in 2009, annual stock option grants to the named executive officers were awarded on the last business day of January. Stock options are granted under our 2001 Stock Incentive Plan (the “2001 Plan”), have an exercise price equal to the closing market price of our common stock on the grant date and vest over a period of four years. We do not have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material nonpublic information.

Perquisites

We prefer to limit perquisites. However, Dr. Carter received certain perquisites, such as the use of an automobile, a health club membership and tax advice. These were negotiated prior to our separation from Novo Nordisk in 2000 and were based on the perquisites he received during his employment by Novo Nordisk. The compensation committee evaluated these perquisites as part of the process of renewing Dr. Carter’s employment contract in 2005 and determined them to be reasonable based on his position as Chief Executive Officer. Following his retirement as Chief Executive Officer in January 2009, Dr. Carter is no longer eligible for these benefits.

Deferred Compensation Plan

Our named executive officers are eligible to participate in our Deferred Compensation Plan for Key Employees. The Deferred Compensation Plan is intended to allow the executives to defer current income,

without being limited by the Internal Revenue Code contribution limitations for 401(k) plans. Under the Deferred

Compensation Plan, an executive may irrevocably elect, on an annual basis, to defer up to 50% of his or her salary and up to 100% of his or her bonus paid for services rendered in the relevant year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are adjusted for notional investment earnings. These earnings are based on the return of the investment tracking funds to which the executive has allocated his or her accounts under the Deferred Compensation Plan. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time.

Dr. Carter and Mr. Dwyer are the only named executive officers identified in the Summary Compensation Table who participated in our Deferred Compensation Plan for Key Employees during 2008 and disclosures regarding their participation are provided in the Nonqualified Deferred Compensation Table for Fiscal Year 2008 and the narrative explanation that accompanies that table.

Stock Ownership Guidelines

Currently, there is no requirement for an executive to own our stock. The compensation committee has discussed the possibility of introducing stock ownership guidelines for executives in the connection with the possible introduction of stock-based compensation vehicles other than stock options. However, there are currently no plans to introduce stock ownership guidelines or stock-based compensation vehicles other than stock options for executives. In January 2008, the compensation committee awarded each employee, including the named executive officers, 100 unrestricted shares of our common stock to mark the approval of RECOTHROM by the FDA. The committee does not consider these shares a material component of the named executive officers’ compensation nor as indicative of a current intent to use stock-based compensation vehicles other than stock options for executives.

Potential Post-Termination Payments

We believe that the payments described later in this proxy statement under the heading “Potential Payments upon Termination or a Change in Control” are customary in the industry and necessary to attract and retain qualified, experienced executive personnel.

Tax and Accounting

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation payments in excess of $1 million to each of our Chief Executive Officer and our other named executive officers (other than our Chief Financial Officer). Certain performance-based compensation is not subject to the limitation on deductibility. For awards under our 2001 Plan to continue to be deductible under Section 162(m) as performance-based compensation, shareholders were asked at our 2006 Annual Meeting to approve the material terms of the 2001 Plan. Shareholders gave the requested approval and, therefore, long-term awards granted under the 2001 Plan will continue to be designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. In 2008, compensation to our Chief Executive Officer and each of our other named executive officers did not exceed $1 million for purposes of Section 162(m), and we expect the same to be true for 2009. However, we may in the future approve annual compensation that exceeds the $1 million limitation if we feel that it is in the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

Summary Compensation Table for Fiscal Year 2008

The following table provides certain compensation information for the fiscal year ended December 31, 2008 for our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executives other than our Chief Executive Officer and Chief Financial Officer. 2007 and 2006 compensation information is also provided for those executives who were included in the Summary Compensation Table for fiscal years 2007 and 2006.

Name and Principal Position	Year	Salary (1) (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) (6) ($)	All Other Compensation (7) ($)	Total ($)
Bruce L.A. Carter, Ph.D.*	2008	636,681	1,305	1,386,077	185,231	43,116	2,252,410
Chief Executive Officer and Chairman of the Board	2007 2006	612,551 591,544		1,571,401 1,506,590	276,373 297,415	41,225 37,668	2,501,550 2,433,217

James A. Johnson	2008	368,017	1,305	478,853	107,511	17,056	972,742
Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	338,968 312,706		493,865 409,995	111,825 101,872	14,804 14,598	959,462 839,171

Douglas E. Williams, Ph.D.*	2008	482,050	1,305	1,254,863	140,244	11,745	1,890,207
President and Chief Scientific Officer	2007 2006	437,917 395,833		1,165,298 997,686	209,250 151,200	9,740 9,559	1,822,205 1,554,278

Nicole Onetto, M.D.	2008	374,483	1,305	576,850	95,798	18,398	1,066,834
Senior Vice President and Chief Medical Officer	2007 2006	357,132 346,233		532,787 451,483	88,623 103,000	15,312 32,173	993,854 932,889

Michael J. Dwyer†	2008	294,350	1,305	583,734	28,774	16,171	924,334
Senior Vice President, Sales and Marketing	2007	283,193		581,654	73,398	13,933	952,178

*	Dr. Carter retired as our Chief Executive Officer in January 2009. Dr. Williams became Chief Executive Officer as of Dr. Carter’s retirement.
†	Mr. Dwyer’s employment with us terminated in March 2009.
(1)	The amounts reported in the Salary column represent the dollar amounts actually earned by each executive in the year indicated, including adjustments for annual pay raises and pay raises in connection with promotions. Annual incentive awards are based on the salaries in effect on the date of the award.
(2)	The amounts reported in the Salary column for Dr. Carter and Mr. Dwyer include amounts deferred under the company’s Deferred Compensation Plan for Key Employees. Dr. Carter deferred $127,336 in 2008, $122,510 in 2007 and $207,040 in 2006. Mr. Dwyer deferred $29,435 in 2008 and $28,320 in 2007. No above market or preferential earnings were paid on the amounts shown for Dr. Carter or Mr. Dwyer.
(3)	The amounts reported in the Stock Awards column reflect the dollar amounts recognized as stock-based compensation expense for 2008 for financial accounting purposes related to a grant of 100 unrestricted shares of our common stock to each of our employees, including the named executive officers, to mark the approval of RECOTHROM by the FDA. The compensation expense for each named executive officer was equal to the product of 100 shares and $13.05 per share, the closing price of our common stock on the grant date of the shares.
(4)	The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense for the year indicated for financial accounting purposes related to stock options granted to each executive in the year indicated and in years prior to such year, before reflecting forfeitures, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the 2008 amounts.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amount of the annual incentive award earned for performance in the year indicated but paid out in the subsequent year.
(6)	The amounts reported in the Non-Equity Incentive Plan Compensation column for Dr. Carter and Mr. Dwyer include amounts deferred under the company’s Deferred Compensation Plan for Key Employees. Dr. Carter deferred $276,373 in 2008 (based on 2007 performance) and $297,415 in 2007 (based on 2006 performance). Mr. Dwyer deferred $7,340 in 2008 (based on 2007 performance). No above market or preferential earnings were paid on the amounts shown for Dr. Carter or Mr. Dwyer.
(7)	Unless otherwise noted, the amounts shown in the All Other Compensation column for 2008 consist of employer contributions to our 401(k) retirement plan of up to $13,800 for each named executive officer, the reimbursement of home telephone bills and premiums for supplemental term life insurance. Except for Dr. Williams, all of the named executive officers received the maximum employer contribution of $13,800 to our 401(k) retirement plan. Dr. Williams received $9,579 in employer matching contributions. For Dr. Carter, the amounts shown in the All Other Compensation column also include the cost in 2008 of providing an automobile together with related operating costs of $15,572, the cost of tax advice of $8,687 and the cost of health club membership fees. The cost of perquisites included in the All Other Compensation column is the actual cost to the company except with respect to the cost of Dr. Carter’s car. The company owns the car provided to Dr. Carter and the amount included is the cost to lease a similar car.

Grants of Plan-Based Awards Table for Fiscal Year 2008

The following table provides information regarding grants of plan-based awards to the named executive officers identified below under our 2001 Plan and under our annual incentive plan during the fiscal year ended December 31, 2008.

Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Stock Awards (4)($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Bruce L.A. Carter, Ph.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						135,000	10.89	789,615
			319,364	479,046
					Not Applicable	Not Applicable

James A. Johnson	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						47,250	10.89	276,365
			147,680	203,060
					60,000	80,000

Douglas E. Williams, Ph.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						148,500	10.89	868,577
	11/18/2008	(7)						500,000	3.50	953,000
			241,800	362,700
					150,000	225,000

Nicole Onetto, M.D.	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						33,075	10.89	193,456
			131,591	187,988
					45,000	60,000

Michael J. Dwyer	01/17/2008	(5)					100			1,305
	01/18/2008	(6)						34,300	10.89	200,621
			103,354	147,648
					45,000	60,000

(1)	The amounts shown in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column are the payout levels for annual incentive awards described under the heading “Compensation Discussion and Analysis – Annual Incentives.” The amounts shown are based on salaries as of February 1, 2008. Because the lowest possible payment is zero, we have not indicated a threshold payout amount. Actual amounts earned for 2008 performance are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal Year 2008.
(2)	The amounts shown in the Estimated Future Payouts under Equity Incentive Plan Awards column are the payout levels for long-term incentive awards described under the heading “Compensation Discussion and Analysis – Long-Term Incentives.” Actual stock option grants were approved in January 2009 and are discussed under the heading “Compensation Discussion and Analysis – Long-Term Incentives.” Due to his retirement in January 2009, Dr. Carter was not awarded a stock option as a long-term incentive.
(3)	The exercise price of the options is equal to the closing market price of the common stock on the grant date as reported by the NASDAQ Global Market.
(4)	Represents grant date fair value of stock and stock options granted in 2008. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining the grant date fair value of stock options. The grant date fair value of the stock awards is equal to the fair market value of such awards on the grant date.
(5)	Represents an award of 100 unrestricted shares of our common stock in recognition of FDA approval of RECOTHROM.
(6)	The option was granted as a long-term incentive award based on performance in 2007.
(7)	The option was granted in connection with Dr. Williams’ promotion to Chief Executive Officer.

The plans governing the awards included in the Summary Compensation Table and the Grants of Plan-Based Awards Table are the annual incentive plan and the 2001 Plan. The annual incentive plan is described in this Proxy Statement under the heading “Compensation Discussion and Analysis – Annual Incentives.” Each option shown in the Grants of Plan-Based Awards Table was granted under the 2001 Plan, has a 10-year term and is granted as an incentive option to the maximum extent permitted under applicable federal tax rules and to the extent not so permitted, is granted as a nonqualified stock option. Each option shown in the Grants of Plan-Based Awards Table (except for the option for 500,000 shares granted to Dr. Williams) vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date, and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date. The option for 500,000 shares granted to Dr. Williams vests 1/4th on the one-year anniversary of his promotion to Chief Executive Officer and an additional 1/12th of the remaining shares subject to the option vest after each three-month period thereafter.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table provides information about outstanding stock options held by the named executive officers as of December 31, 2008. The options granted in 2008 are also disclosed in the Grants of Plan-Based Awards Table.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable (1)
Bruce L.A. Carter, Ph.D.	426,000	—	2.78	08/23/2010
	288,000	—	2.78	03/08/2011
	166,177	—	8.50	12/16/2012
	119,761	—	17.15	01/07/2014
	160,545	9,375	21.26	01/26/2015
	46,875	3,125	20.61	02/03/2015
	97,306	35,938	18.38	01/05/2016
	65,625	84,375	15.27	01/05/2017
	—	135,000	10.89	01/18/2018

James A. Johnson	165,000	—	2.78	03/02/2011
	54,000	—	2.78	03/08/2011
	35,000	—	9.80	03/21/2013
	33,465	—	17.15	01/07/2014
	49,069	3,125	21.26	01/26/2015
	31,540	13,125	18.38	01/05/2016
	22,837	29,363	15.27	01/05/2017
	7,125	15,675	14.73	07/02/2017
	—	47,250	10.89	01/18/2018

Douglas E. Williams, Ph.D.	300,000	—	19.27	11/01/2014
	32,049	13,125	18.38	01/05/2016
	25,375	32,625	15.27	01/05/2017
	13,125	28,875	14.73	07/02/2017
	—	148,500	10.89	01/18/2018
	—	500,000	3.50	11/18/2018

Nicole Onetto, M.D.	162,500	37,500	15.90	09/23/2015
	6,657	2,735	18.38	01/05/2016
	16,537	21,263	15.27	01/05/2017
	—	33,075	10.89	01/18/2018

Michael J. Dwyer (2)	125,000	75,000	18.50	06/15/2016
	8,925	11,475	15.27	01/05/2017
	—	34,300	10.89	01/18/2018

(1)

With the exception of Dr. Williams’ option for 500,000 shares, each unvested option vests as follows: 1/4th of the shares subject to the option vest upon the first anniversary of the grant date (which grant date is ten years prior to the expiration date of the relevant option set forth in the Option Expiration Date column), and thereafter 1/12th of the then remaining shares subject to the option vest each quarter until the award is fully vested on the fourth anniversary of the grant date. The option for 500,000 shares granted to Dr. Williams vests 1/4th on the one-year anniversary of his promotion to Chief Executive Officer and an additional 1/12th of the remaining shares subject to the option vest after each three-month period thereafter.

(2)	Mr. Dwyer’s employment with us terminated in March 2009 and his options that were vested as of the date of termination remained exercisable for three months following termination.

Option Exercises and Stock Vested Table for Fiscal Year 2008

No named executive officer exercised stock options during the fiscal year ended December 31, 2008. On January 17, 2008, each of our employees, including the named executive officers, received 100 shares of our common stock in recognition of FDA approval of RECOTHROM. The shares were fully vested upon grant and, based on our common stock’s closing price of $13.05 on that date, had a value to each named executive officer of $1,305.

Nonqualified Deferred Compensation Table for Fiscal Year 2008

The following table provides information for each of our named executive officers regarding aggregate executive and company contributions and aggregate earnings for 2008 and year-end account balances under the ZymoGenetics Deferred Compensation Plan for Key Employees. All named executive officers identified in the Summary Compensation Table are eligible to participate in our Deferred Compensation Plan for Key Employees. To date, however, only Dr. Carter and Mr. Dwyer have elected to participate.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year (#) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Bruce L.A. Carter, Ph.D.	403,709	—	(1,182,627)	113,242	1,841,823
James A. Johnson	—	—	—	—	—
Douglas E. Williams, Ph.D.	—	—	—	—	—
Nicole Onetto, M.D.	—	—	—	—	—
Michael J. Dwyer	36,775	—	(14,300)	—	50,578

(1)	$127,336 of the amount deferred by Dr. Carter was included in the Salary column of the Summary Compensation Table for fiscal year 2008. The balance of the amount deferred by Dr. Carter, namely $276,373, represents Dr. Carter’s annual incentive award based on 2007 performance. $29,435 of the amount deferred by Mr. Dwyer was included in the Salary column of the Summary Compensation Table for fiscal year 2008. The balance of the amount deferred by Mr. Dwyer, namely $7,340, represents a portion of Mr. Dwyer’s annual incentive award based on 2007 performance.
(2)	The company does not contribute to the Deferred Compensation Plan for Key Employees.
(3)	This amount represents the actual decrease in the value of the investments selected by the executive. No related amount was included in the Summary Compensation Table for fiscal year 2008 because none of the amount shown was above-market or preferential.
(4)	$207,040 $122,510 and $127,336 of the amount deferred by Dr. Carter was included in the Salary column of the Summary Compensation Table for fiscal years 2006, 2007 and 2008, respectively. $297,415 and $276,373 of the amount shown was included in the Non-Equity Incentive Compensation column of the Summary Compensation Table for fiscal years 2006 and 2007, respectively. $29,435 and $28,340 of the amount deferred by Mr. Dwyer was included in the Salary column of the Summary Compensation Table for fiscal years 2008 and 2007, respectively. $7,340 of the amount deferred by Mr. Dwyer was included in the Non-Equity Incentive Compensation column of the Summary Compensation Table for fiscal year 2007.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As a result, it is subject to the requirements of Section 409A of the Internal Revenue Code, and we have administered it in good faith compliance with those requirements since January 1, 2004, Section 409A’s effective date. During 2008, we amended the Deferred Compensation Plan document to conform it to Section 409A’s requirements. Amounts deferred prior to 2005 (and any notional earnings attributable to those deferrals, as explained below), however, are not subject to Section 409A’s requirements and continue to be governed under the terms of the Deferred Compensation Plan as in effect on December 31, 2004. Under the Deferred Compensation Plan, an executive is fully vested in his or her deferrals (and any notional earnings attributable to those deferrals) at all times.

Under the Deferred Compensation Plan, a named executive officer may elect to defer up to 50% of his or her salary and up to 100% of his or her bonus for a year. Each year, an account is established under the Deferred Compensation Plan to reflect the amount deferred by the executive for such year. The executive’s Deferred Compensation Plan accounts are also adjusted for notional investment earnings, which are based on the return of the investment tracking funds to which the executive has allocated his or her accounts. The investment tracking funds are all publicly traded mutual funds available to participants in our 401(k) plan. Executives may change how their accounts are allocated among the tracking funds at any time. The plan also permits us to make additional contributions on behalf of one or more participants. However, no such contributions have ever been made. These additional contributions are subject to the same vesting, distribution and notional investment rules as are executive deferrals.

At the time the executive files his or her deferral election for a particular year, the executive must designate whether he or she wants the amount to be deferred for that year (and any notional earnings attributable to that amount) paid at termination of employment or on a different date. If an executive elects a date other than termination of employment, then that date may not be earlier than three years after the election. Similarly, at the time of the deferral election, the executive must irrevocably designate whether he or she wishes to have the amount deferred for the relevant year (and any notional earnings attributable to that amount) distributed in a lump sum or in substantially equal annual installments. Any annual installments can be paid over a period of up to ten years (as elected by the executive). Executives are not normally permitted to change their distribution elections. However, in accordance with special transition rules in effect under Section 409A through December 31, 2008, executives were permitted to make such changes prior to December 31, 2008. If an executive is a “specified employee” as defined in Section 409A (generally, any company officer) on his or her termination date and the executive elected to have payment made or commence to be made upon termination of employment, then, as required by Section 409A, payment will be delayed until six months after the executive’s termination. As of December 31, 2008, Dr. Carter and Mr. Dwyer were specified employees. If the executive dies before all of his or her deferrals (and related notional earnings) have been distributed, then any remaining amounts will be paid to his or her beneficiary in a lump sum.

There are two situations in which an executive can withdraw amounts from his or her Deferred Compensation Plan accounts early (that is, prior to the date(s) he or she has elected for distribution of those accounts). First, under certain circumstances, an executive may elect an early withdrawal from his or her accounts if he or she experiences an unforeseeable emergency. Second, for amounts that were deferred prior to 2005 (but not amounts that are deferred in 2005 or later), the executive may elect an early withdrawal from his or her accounts for any reason by paying a penalty equal to 10% of the amount withdrawn.

The Deferred Compensation Plan is considered to be an unfunded plan, which means its benefits are paid by us out of our general assets. However, to assist us in meeting our payment obligations under the Deferred Compensation Plan, we have established a trust to which we contribute amounts equal to the executives’ deferrals each year. The trust’s assets are considered to be part of our general assets, so that if we ever become bankrupt or insolvent, they will be available to help us satisfy our obligations to all of our general creditors, not just our obligations under the Deferred Compensation Plan. (The executives are considered to be general creditors with respect to their accounts under the Deferred Compensation Plan.) Benefits are paid from this trust, to the extent its assets are sufficient to pay them, and from our other general assets, to the extent the trust’s assets are not sufficient to pay them.

Potential Payments upon Termination or a Change in Control

The table below describes the potential payments to each of our named executive officers upon an involuntary termination of employment without cause by us or with good reason by the executive prior to, or in the event of, a change in control and a termination of employment by reason of death or disability. The table reflects incremental compensation and does not show accrued liabilities, such as accrued salary, bonus or vacation, or benefits generally available to all employees. The amounts assume that each such termination was effective December 31, 2008 (the last business day of fiscal 2008). The amounts shown in the table are estimates only as the actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

Amounts are shown for Dr. Carter below, but effective January 2, 2009, Dr. Carter retired as our Chief Executive Officer. Dr. Carter did not receive any severance benefits as a result of his retirement.

Name	Benefit	Involuntary (Without Cause or Good Reason) Termination Prior to Change in Control ($)		Change in Control ($) (1)		Death or Disability ($)
Bruce L.A. Carter, Ph.D.	Base Salary	1,277,456	(2)	1,277,456	(2)	—
	Bonus (3)	134,133		134,133		—
	Supplemental Life Insurance (4)	—		—		300,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	24,127		24,127		—

	Total	1,435,716		1,435,716		300,000

James A. Johnson	Base Salary	369,200	(7)	553,800	(8)	—
	Bonus (3)	—		261,689		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	386,935		833,224		200,000

Douglas E. Williams, Ph.D.	Base Salary	483,600	(7)	967,200	(8)	—
	Bonus (3)	—		585,156		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	501,335		1,570,091		200,000

Nicole Onetto, M.D.	Base Salary	375,975	(7)	375,975	(8)	—
	Bonus (3)	—		167,385		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	12,063		12,063		—

	Total	388,038		555,423		200,000

Michael J. Dwyer*	Base Salary	295,296	(7)	295,296	(8)	—
	Bonus (3)	—		177,933		—
	Supplemental Life Insurance (4)	—		—		200,000
	Accelerated Stock Option Vesting (5)	—		—		—
	COBRA Premiums (6)	17,735		17,735		—

	Total	313,031		490,964		200,000

*	Mr. Dwyer’s employment with us terminated in March 2009.
(1)	Except as described in footnote (5), all payments in this column occur only in the event the named executive officer is terminated without cause or the officer terminates his employment for good reason after a change in control, which termination, for all named executive officers other than Dr. Carter, must occur within two years after the change in control. Payments in this column have not been reduced in the event that such payments will result in golden parachute excise taxes under Section 280G of the Internal Revenue Code, which reduction in payments will occur if it results in a greater net, after-tax benefit to the named executive officers than full payment of all amounts otherwise due. Employment agreements for all the named executive officers other than Dr. Carter provide for such a reduction.
(2)	Payable in the course of our regularly scheduled payroll over 24 months or, at Dr. Carter’s election, in a discounted lump sum amount using a 6% discount factor.
(3)	The bonus amount actually paid for 2008 performance was deducted in calculating the amount shown.
(4)	Benefits are paid under the supplemental term life insurance policy only in the event of death.
(5)	There is no amount shown for acceleration of stock option vesting because the exercise prices for the named executive officer’s unvested stock options are above $3.00 per share, the fair market value of the underlying common stock as of December 31, 2008. Pursuant to the terms of our 2001 Plan, an executive’s stock options will accelerate following a change in control, unless they are assumed or substituted by the successor company, even if employment is not terminated.
(6)	Represents estimated COBRA premiums to be paid by us for 24 months in the case of Dr. Carter and twelve months in the case of the other named executive officers.
(7)	Payable in the course of our regularly scheduled payroll over 12 months.
(8)	Payable in a lump sum.

2001 Stock Incentive Plan

If the employment of a participant, including a named executive officer, terminates by reason of death, each outstanding award under our 2001 Plan will automatically accelerate and become 100% vested and exercisable.

If a corporate transaction specified in our 2001 Plan occurs, each outstanding option under the plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless:

•	the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation; or

•	individual agreements provide otherwise.

Under the 2001 Plan, a corporate transaction is defined to include:

•

a merger or consolidation of the company with or into another company, entity or person (other than a merger or consolidation in which the holders of voting securities of the company before the transaction continue to hold at least a majority of the successor company’s voting securities); or

•	a sale, lease, exchange or other transfer of all or substantially all of the company’s outstanding securities or assets (other than to a majority-owned subsidiary company).

Any option or other equity award that a participant, including a named executive officer, holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate and become 100% vested and exercisable if the participant’s employment is terminated by the successor corporation without cause within one year after the corporate transaction.

Deferred Compensation Plan

Our Deferred Compensation Plan for Key Employees is fully funded by the executives. Consequently, there would be no incremental cost to us in the event that an executive’s employment terminated and the deferred compensation was paid out.

Employment Agreements

We enter into employment agreements with each of our executive officers, the terms of which are summarized below for our named executive officers.

Bruce L.A. Carter

Effective January 2, 2009, Bruce L.A. Carter, our Chief Executive Officer, retired and, under the terms of his employment agreement with us, he was not entitled to any benefits other than the right to receive accrued but unpaid benefits. While in effect during 2008, the agreement provided that we could terminate Dr. Carter’s employment at any time, with or without cause. However, in the event Dr. Carter was terminated without cause or he terminated his employment for good reason, we were required to pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts could be payable in a discounted lump sum at Dr. Carter’s request, (2) a prorated bonus at the target amount for the year of termination, (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits were provided to him by another employer and (4) if the termination was upon or followed a change in control or resulted from death or disability, full vesting of all stock options.

Under Dr. Carter’s employment agreement, “good reason” was defined to include:

•	a significant diminution of Dr. Carter’s position, including status, offices, titles and reporting relationships, authority, duties or responsibilities;

•	failure to pay the compensation and benefits described in Dr. Carter’s employment agreement;

•	relocation of the Company’s headquarters more than 20 miles from its current headquarters without Dr. Carter’s consent; and

•

our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceased to hold the position of Chief Executive Officer of the parent or combined entity resulting from such change in control.

Under Dr. Carter’s employment agreement, “cause” was defined to include:

•	Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud; or

•	Dr. Carter’s engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation.

For purposes of Dr. Carter’s employment agreement, a “change in control” was deemed to happen upon the occurrence of the following events:

•	certain mergers, reorganizations or sales or other disposition of all or substantially all of our assets as a result of which:

•	our shareholders held 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders held 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders held more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders held more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the Board of Directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision, which provisions survive his retirement. In addition, Dr. Carter’s employment agreement allows him a period of three years following his retirement to exercise stock options vested on the date of his retirement.

Douglas E. Williams, James A. Johnson, Nicole Onetto and Michael J. Dwyer

Our employment agreements with Dr. Williams, Mr. Johnson, Dr. Onetto and Mr. Dwyer were amended and restated in June 2008 to be compliant with Section 409A of the Internal Revenue Code and to make other changes recommended by our consultant during 2008. Following Dr. Williams’ promotion to Chief Executive Officer in January 2009, his employment agreement, as amended and restated in June 2008, was further amended and continues to govern the terms and conditions of his employment with us.

Each employment agreement has a two-year term, subject to automatic one-year renewal periods unless timely notice of non-renewal is given. Under the employment agreements, we may terminate an executive officer’s employment at any time, with or without cause. However, if we terminate an executive officer without cause or if an executive officer terminates employment for good reason, we must pay him or her severance benefits. The type and amount of the severance benefits depend on the type of termination, such as whether it occurs within two years after a change in control.

Upon termination by us for cause or by the named executive officer for other than good reason, we must pay only benefits accrued but not yet paid as of the termination date, such as accrued salary, deferred compensation and vacation pay.

Upon termination by us for reasons other than cause or by the named executive officer for good reason, either prior to a change in control or more than two years after a change in control, we must pay severance benefits to the named executive officer, including (1) annual base salary for a period of one year after termination and (2) contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage.

Upon termination within two years after a change in control by us (or a successor) for reasons other than cause or by the named executive officer for good reason, we must pay severance benefits to the named executive officer, including (1) a lump sum equal to the sum of his or her then current annual salary plus bonus at the target amount for the year of termination multiplied by, in the case of Dr. Williams, two, in the case of Mr. Johnson, one and one-half, and, in the case of Dr. Onetto and Mr. Dwyer, one, (2) a bonus at the target amount for the year of termination prorated through the date of the change in control (if the executive is not otherwise entitled to receive an annual bonus upon termination of employment), (3) contributions toward the cost of COBRA health care continuation coverage under our group health plans until the earlier of one year after termination or until the executive is covered under a comparable group health plan or is no longer entitled to COBRA continuation coverage and (4) full vesting of all stock options.

As a condition to payments and benefits under the amended and restated employment agreements, each named executive officer must execute a general release and waiver of claims. The employment agreements also contain one-year noncompetition and nonsolicitation covenants. If payments due to a named executive officer under an employment agreement will result in golden parachute excise taxes imposed by Section 280G of the Internal Revenue Code, such payments will be reduced if and to the extent that doing so results in a greater net, after-tax benefit to the executive than full payment of all amounts otherwise due under the agreement.

Prior to the June 2008 amendments to the employment agreements, the employment agreements provided that upon an executive officer’s termination of employment by us without cause or by the executive officer for good reason, we must pay current annual base salary for 12 months following termination. A review of prevailing market practice by our consultant among different executive positions in our comparison group identified above in “Compensation Discussion and Analysis – Benchmarking” resulted in the foregoing changes to our employment agreements.

Under the employment agreement of Dr. Williams (as amended through the present date), “good reason” is defined to include:

•	a demotion or other material reduction in the nature or status of Dr. Williams’ responsibilities;

•	a reduction in Dr. Williams’ annual base salary;

•

the requirement by a successor company that Dr. Williams relocate his principal place of employment to a location more than 50 miles from the principal place of employment where Dr. Williams was employed;

•	our failure to obtain an agreement from a successor company to assume and perform the obligations of Dr. Williams’ employment agreement;

•	following a change of control, Dr. Williams’ ceasing to hold the position of Chief Executive Officer; and

•

following a merger or similar transaction that does not constitute a change of control, someone other than Dr. Williams holding the position Dr. Williams held on the effective date of their employment agreement.

Under the amended and restated employment agreements of Mr. Johnson, Dr. Onetto and Mr. Dwyer, “good reason” is defined to include:

•	a material reduction in the executive’s base compensation;

•	a material reduction in the executive’s authority, duties or responsibilities;

•	a material reduction in the budget over which the executive retains authority;

•

the requirement by a successor company that the executive relocate his principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed; or

•	a material breach of the executive’s employment agreement by us or a successor company.

Under each amended and restated employment agreement, “cause” is defined to include:

•	the executive’s willful misconduct or insubordination in the performance of his duties that results in a material adverse effect on us;

•	willful actions or intentional failures to act made in bad faith by the executive that materially impair our business, goodwill or reputation;

•

the executive’s use of controlled substances; deception, fraud, misrepresentation by the executive; or any incident materially compromising the executive’s reputation or ability to represent us with investors, customers or the public;

•	the executive’s conviction of a felony involving an act of dishonesty, moral turpitude or fraud; or

•	a material violation of the executive’s inventions agreement with us.

Under each amended and restated employment agreement, a “change in control” is deemed to happen upon the occurrence of the following events, provided such event or occurrence also constitutes a change in ownership or effective control of us, or in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Internal Revenue Code:

•	certain mergers, reorganizations or sales or other dispositions of all or substantially all of our assets as a result of which:

•	our shareholders hold 50% or less of the outstanding common stock of the surviving entity;

•	our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity;

•	a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity; or

•	less than a majority of the members of the Board of Directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of our complete liquidation or dissolution.

DIRECTOR COMPENSATION

All of our directors serving in 2008, with the exception of Dr. Carter, earned director compensation in the form of an annual retainer of $35,000. Additionally, our Lead Independent Director is paid an annual retainer of $15,000, directors who serve on committees are paid the annual retainers described in the table set forth below, and, in December 2008, the compensation committee approved an annual retainer of $35,000 to be paid to our non-executive Chairman beginning in 2009. Employee directors are not paid separate compensation for service on the Board.

Committee	Chairman	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$10,000	$6,000
Nominating and Corporate Governance Committee	$6,000	$4,000

In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

Immediately following each year’s annual meeting, each of our continuing nonemployee directors automatically receives a nonqualified stock option grant of 12,000 shares under our Stock Option Grant Program for Nonemployee Directors, which is administered under our 2001 Plan. These options fully vest on the date of the next annual meeting assuming continued service by the nonemployee director until that date. Upon the initial election of a new nonemployee director, the director receives a nonqualified stock option grant of 20,000 shares under our Stock Option Grant Program. This option vests 1/3 on each anniversary of the date of grant over a three-year period. If this initial option is granted within five months before an annual meeting, the first annual option grant of 12,000 shares will not be granted until immediately following the second annual meeting after the date of the initial grant. Options granted under the Stock Option Grant Program have exercise prices equal to the closing price of the common stock on the date of grant and expire ten years after the date of grant, or, if earlier, one year after the director’s termination of service with us. The options also become fully vested in the event of death and certain corporate transactions, such as a merger or sale of assets.

Director Compensation Table for Fiscal Year 2008

The following table sets forth the compensation of our directors for 2008. As an employee director during 2008, Dr. Carter did not receive any separate compensation for his service on the Board. See the Summary Compensation Table for disclosure relating to Dr. Carter, who served as our Chief Executive Officer until January 2, 2009. As non-executive Chairman in 2009, he will receive compensation as disclosed above.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) (3) ($)	Total ($)
James A. Harper	51,000	75,023	126,023
Judith A. Hemberger, Ph.D.	41,000	75,023	116,023
David I. Hirsh, Ph.D.	35,000	75,023	110,023
Jonathan S. Leff	45,000	75,023	120,023
David H. MacCallum	49,000	75,023	124,023
Kurt Anker Nielsen	61,000	75,023	136,023
Edward E. Penhoet, Ph.D.	60,000	75,023	135,023
Lars Rebien Sørensen (4)	—	75,023	75,023

(1)	Each of the directors identified in the Director Compensation Table was granted a nonqualified stock option to purchase 12,000 shares of common stock under our Stock Option Grant Program for Nonemployee Directors with an exercise price of $7.90 (which is equal to the closing market price of our common stock on June 18, 2008, the date of grant). Each option vests in full on the date of the following annual meeting of the company and has a term of 10 years.

(2)	The amounts reported in the Option Awards column reflect the dollar amount of expense recognized for 2008 financial accounting purposes for stock options granted to each director in 2008 and in prior years before reflecting forfeitures, determined in accordance with FAS 123R. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such amounts. The per share grant date fair value of the options granted to each director identified in the Director Compensation Table in 2008, determined in accordance with FAS 123R, was $4.435, and the total grant date fair value of such options was $53,220. See Note 14 of Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2008 for the assumptions used in determining such fair value.
(3)	The following table sets forth the aggregate number of option awards held by each director as of December 31, 2008:

Name	Aggregate Number of Option Awards
James A. Harper	59,000
Judith A. Hemberger, Ph.D.	44,000
David I. Hirsh, Ph.D.	66,655
Jonathan S. Leff	66,655
David H. MacCallum	51,500
Kurt Anker Nielsen	66,655
Edward E. Penhoet, Ph.D.	210,655
Lars Rebien Sørensen	66,655

(4)	At the request of Novo Nordisk, no payments were actually made to Mr. Sørensen. Novo Nordisk is determining how best to address Danish tax considerations relating to Mr. Sørensen’s fees and, in the meantime, we have accrued the fees as a liability.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

ZYMOGENETICS, INC.

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returned your proxy card.

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FOLD AND DETACH HERE

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your votes as indicated in X this example

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1. Vote to approve the proposed stock option exchange program.

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NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your ZymoGenetics, Inc. account online.

Access your ZymoGenetics, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ZymoGenetics, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

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Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders. The Proxy Statement for the Special Meeting is available at: http://bnymellon.mobular.net/bnymellon/zgen

FOLD AND DETACH HERE

PROXY ZYMOGENETICS, INC.

Special Meeting of Stockholders – November 10, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas E. Williams and James A. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ZymoGenetics, Inc. Common Stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments BNY MELLON SHAREOWNER SERVICES

(Mark the corresponding box on the reverse side) P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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